Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

CMGI, INC.

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 243 of the General Corporation Law of the State of Delaware

CMGI, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify:

FIRST: All of the designated shares of the Corporation’s Series A Convertible Preferred Stock were converted into shares of common stock of the Corporation in the fiscal year ended July 31, 1994.

SECOND: That at a meeting of the Board of Directors of the Corporation, the following resolutions were duly adopted setting forth the proposed retirement of all of the Corporation’s Series A Convertible Preferred Stock as set forth herein:

RESOLVED, that no shares of the Corporation’s Series A Convertible Preferred Stock are outstanding and as the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 9, 1993 prohibits the reissuance of the Corporation’s Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, none will be issued subject to such Restated Certificate of Incorporation.

FURTHER RESOLVED, that a Certificate of Retirement be executed and filed with the Secretary of State of the State of Delaware, which shall have the effect when filed in Delaware of retiring the Series A Convertible Preferred Stock and eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth therein with respect to the Series A Convertible Preferred Stock.

THIRD: The Restated Certificate of Incorporation filed with the Secretary of State of the State on Delaware on November 9, 1993 provides that any shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

FOURTH: In accordance with the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, all of the 250 designated shares of Series A Convertible Preferred Stock will be retired and the Restated Certificate of Incorporation of the Corporation, as amended, shall be amended to eliminate therefrom all reference to such Series A Convertible Preferred Stock, and all 250 shares of Series A Convertible Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $.01 par value per share, of the Corporation.

IN WITNESS WHEREOF, said CMGI, Inc. has caused this certificate to be signed by Peter L. Gray, its Executive Vice President, General Counsel and Secretary, this 26th day of September 2008.

CMGI, INC.

By:	/s/ Peter L. Gray
Executive Vice President, General Counsel and Secretary